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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to use in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 24, 1997, except as to the five-for-four stock split described in Note 16 which is as of May 1, 1997, relating to the financial statements of Movado Group, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended January 31, 1997 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

Morristown, New Jersey
September 17, 1997